UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2012

ARRIS Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-31254	58-2588724
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive, Suwanee, Georgia		30024
(Address of principal executive offices)		(Zip Code)

(678) 473-2000

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Acquisition Agreement

On December 19, 2012, ARRIS Group, Inc., a Delaware corporation (“ARRIS”), General Instrument Holdings, Inc., a Delaware corporation (“Seller”), Motorola Mobility LLC, a Delaware limited liability company (“Mobility”), ARRIS Enterprises I, Inc., a Delaware corporation (“Holding Company”), and ARRIS Enterprises II, Inc., a Delaware corporation (“Merger Sub”), entered into an Acquisition Agreement (the “Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, ARRIS will acquire the Motorola Home business (the “Transaction”). Seller and Mobility are indirect subsidiaries of Google, Inc.

Pursuant to the Agreement, Merger Sub will merge with and into ARRIS, with ARRIS as the surviving corporation, in order to create a new holding company (the “Holding Company Formation”) and the Holding Company will be renamed “ARRIS Group, Inc.” Immediately following the Holding Company Formation, Seller will contribute all of the outstanding shares of General Instrument Corporation, a Delaware corporation, to the Holding Company (the “Contribution”). In connection with the Contribution, Seller will receive approximately $2.05 billion in cash and approximately $300 million in newly issued shares of Holding Company common stock, representing approximately 15.7% ownership of the Holding Company following the Holding Company Formation (assuming the full $300.0 million in common stock is issued). Both the cash and equity consideration are subject to certain adjustments as provided for in the Agreement. The Transaction is expected to close in 2013.

ARRIS and Seller have each made customary representations, warranties and covenants in the Agreement, including, among others, covenants to conduct their businesses in the ordinary course between the execution of the Agreement and the consummation of the Transaction. The Transaction is subject to the satisfaction of customary closing conditions, including clearance under the Hart-Scott-Rodino Act. Under the Agreement, Seller has agreed to cap ARRIS’s potential liability from certain intellectual property infringement litigation, including TiVo. ARRIS also has agreed to pay a termination fee of $117.5 million upon the termination of the Agreement in certain circumstances.

A copy of the Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

The Agreement has been filed as an exhibit to this Form 8-K to provide you with information regarding the terms of the Agreement and is not intended to modify or supplement any factual disclosures about the parties. In particular, the Agreement and the summary included herein are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to shareholders.

Commitment Letter

Concurrently, and in connection with entering into the Agreement, ARRIS entered into a debt financing commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Royal Bank of Canada (“Royal Bank”), pursuant to which these institutions have committed, subject to the conditions stated in the letter, to arrange and provide to ARRIS $2.175 billion in senior secured credit facilities comprised of (i) a term loan facility of $1.0 billion (“Term Loan A Facility”), (ii) a term loan facility of $925 million (“Term Loan B Facility”) and (ii) a revolving credit facility of $250 million (the “Revolving Credit Facility” and, together with the Term Loan A Facility and the Term Loan B Facility, the “Credit Facilities”). Bank of America will serve as the sole administrative agent and as collateral agent for the Credit Facilities, Royal Bank will serve as syndication agent for the Credit Facilities and MLPFS and Royal Bank Capital Markets will act as joint lead arrangers and book-running managers for the Credit Facilities.

The proceeds of the Term Loan A Facility and Term Loan B Facility will be used to pay a portion of the cash consideration for the Transaction and for the payment of expenses related to the Transaction. The Revolving Credit Facility will be used for working capital needs and other general corporate purposes.

Item 7.01. Regulation FD

In connection with the announcement of the Transaction, the following exhibits also have been furnished with this Form 8-K: (i) a joint press release dated December 19, 2012, announcing the Transaction and (ii) materials presented to investors with respect to the telephone conference with investors held on December 19, 2012.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	Acquisition Agreement, dated December 20, 2012, by and among ARRIS Group, Inc., ARRIS Enterprises I, Inc., ARRIS Enterprises II, Inc. General Instrument Holdings, Inc. and Motorola Mobility LLC*

99.1	Joint Press Release dated December 19, 2012

99.2	Investor Presentation Materials for Conference Call held on December 19, 2012

*	Certain schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.

By:	/s/ David B. Potts
David B. Potts
Executive Vice President and CFO

Date: December 20, 2012

Exhibit Index

Exhibit No.	Description

2.1	Acquisition Agreement, dated December 20, 2012, by and among ARRIS Group, Inc., ARRIS Enterprises I, Inc., ARRIS Enterprises II, Inc. General Instrument Holdings, Inc. and Motorola Mobility LLC*

99.1	Joint Press Release dated December 19, 2012

99.2	Investor Presentation Materials for Conference Call held on December 19, 2012

*	Certain schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies thereof to the Securities and Exchange Commission upon request.